Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

January 11, 2002

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089

Re:	Yahoo! Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

    We have acted as special counsel to Yahoo! Inc., a Delaware corporation (the "Company"), in connection with the Company's acquisition of HotJobs.com, Ltd., a Delaware corporation ("Target"), pursuant to the Offer (as defined below) and the merger of HJ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (or another wholly-owned subsidiary of the Company) ("Merger Sub"), with and into Target or the merger of Target with and into Merger Sub (the "Merger") pursuant to an Agreement and Plan of Merger, by and among the Company, Merger Sub and Target, dated as of December 27, 2001 (the "Merger Agreement"). Pursuant to the Merger Agreement and the associated Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with respect to the Securities (as defined below) with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), the Company will issue up to Sixteen Million One Hundred Eighty Eight Thousand Three Hundred Eighteen (16,188,318) shares of common stock, par value $0.001 per share, of the Company together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company issued and issuable pursuant to the Rights Agreement (the "Rights Agreement") dated as of March 15, 2001 between the Company and EquiServe Trust Company, N.A., as Rights Agent (together, the "Parent Common Stock"), upon (i) completion of the Company's offer to exchange (the "Offer") for each of the issued and outstanding shares of common stock, par value $0.01 per share ("HotJobs.com Common Stock"), of Target a fraction of a share of Parent Common Stock and cash and (ii) consummation of the Merger, in each case as provided in the Merger Agreement.

    This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

    In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

    (a) the Merger Agreement;

    (b) the Registration Statement;

    (c) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as amended to date and currently in effect (the "Certificate of Incorporation");

    (d) the Amended Bylaws of the Company, as amended to date and currently in effect (the "Bylaws");

    (e) the Rights Agreement;

    (f)  resolutions of the Board of Directors of the Company, dated December 11, 2001 and an action by written consent of the Special Committee of the Board of Directors of the Company, dated

December 27, 2001, respectively, relating to the issuance of shares in the Offer and the Merger and related matters;

    (g) the certificate of Michael J. Callahan, Deputy General Counsel of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the "Company's Certificate"); and

    (h) a specimen certificate representing the Parent Common Stock.

    We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

    In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts set forth in the Company's Certificate described below. We have further assumed that the value of shares of HotJobs.com Common Stock which will be accepted by Merger Sub for payment in the Offer or exchanged in the Merger, in each case pursuant to the terms of the Merger Agreement (including as provided in the letters of transmittal thereto) will not be less than the par value of the Parent Common Stock issued in exchange thereof.

    Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated below. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

    Based upon and subject to the foregoing, we are of the opinion that:

    1.  When (i) the Registration Statement becomes effective under the Securities Act and (ii) certificates representing the shares of Parent Common Stock in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Parent Common Stock and registered by such transfer agent and registrar, and have been delivered to the stockholders of Target as provided in the Merger Agreement (including as provided in the letters of transmittal thereto), the issuance and sale of the Parent Common Stock will have been duly authorized, and the Parent Common Stock will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

    We advise you that certain partners and employees of our firm are investors in the Company.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP